UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 9, 2007

IAC/INTERACTIVECORP
(Exact name of registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 314-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As disclosed in a press release issued today and attached hereto as Exhibit 99.1, IAC has entered into an agreement with KarstadtQuelle AG to sell its Home Shopping Europe GmbH & Co. KG (HSE) division and its affiliated station HSE24.  In consideration for the sale, IAC will receive shares of KarstadtQuelle with an initial value of approximately $196 million (EUR 145 million), plus additional consideration designed to ensure that the stock received in the transaction has a value equal to at least $270 million (EUR 200 million) within three years. IAC will report HSE as a Discontinued Operation in the second quarter.  Accordingly, it is expected the transaction will reduce the Company’s Adjusted Earnings Per Share for the second quarter by approximately $0.01 per share; Net Earnings Per Share on a GAAP basis will not be affected.  Any effects beyond the second quarter are not yet determinable and will be a function of IAC’s strategy with respect to selling and re-deploying the consideration received. Adjusted Earnings Per Share is defined on page 16 of Exhibit 99.1 to the report on Form 8-K filed by IAC on May 3, 2007. Both the information set forth above and the attached press release are being furnished to the Commission under Item 7.01 “Regulation FD Disclosure.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ Gregory R. Blatt
	Name:	Gregory R. Blatt
	Title:	Executive Vice President and
General Counsel
Date: May 9, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 9, 2007.